EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BROOQLY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities
Fees to be paid	Equity	Shares of Common Stock, $0.0001 par value per share	Rule 457(c)	15,000,000	(3)	$0.70	$10,500,000	0.00015310	$1,608
Fees to be paid	Equity	Shares of Common Stock, $0.0001 par value per share	Rule 457(c)	25,000,000	(4)	$0.70	$17,500,000	0.00015310	$2,680
Fees to be paid	Equity	Shares of Common Stock, $0.0001 par value per share	Rule 457(c)	600,000	(4)	$0.70	$420,000	0.00015310	$65
Fees to be paid	Equity	Shares of Common Stock, $0.0001 par value per share	Rule 457(c)	10,000,000	(5)	$0.70	$7,000,000	0.00015310	$1,072

Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of warrants	Rules 457(g) and 457(o)	330,000	(6)	$0.70	$231,000	0.00015310	$36
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of warrants	Rules 457(g) and 457(o)	1,600,000	(7)	$0.70	$1,120,000	0.00015310	$172
Fees Previously Paid									$0
Carry Forward Securities – N/A									$0
Total Offering Amounts							36,771,000		$5,633
Total Fees Previously Paid									$0
Total Fee Offset									$0
Net Fee Due									$5,633

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the common stock of BrooQLy Inc.’s (the “Registrant”), par value $0.0001 per share, as reported on the OTC QB Market on August 18, 2025.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)

Represents shares of common stock that may be issued upon conversion of one or more convertible promissory notes issued to Platinum Point Capital LLC (“Platinum Point Capital”) pursuant to that certain Securities Purchase Agreement (the “Note Agreement”) dated as of July 3, 2025, entered into by the Registrant and Platinum Point Capital.

(4)

Represents shares of common stock that may be issued to Platinum Point Capital pursuant to that certain Equity Purchase Agreement (the “Equity Purchase Agreement”) dated as of July 31, 2025, entered into by the Registrant and Platinum Point Capital, together with shares issued as Commitment Shares pursuant to the Equity Purchase Agreement.

(5)	Represents shares of common stock registered for resale on this registration statement by Aerospace Capital Partners, LLC, one of the selling stockholders named in this registration statement.

(6)	Represents shares underlying warrants issued to Platinum Point Capital in connection with the Equity Purchase Agreement.

(7)	Represents shares underlying warrants issued to A.G.P./Alliance Global Partners.